EXHIBIT 99.3

                                                                 _______, 1997
                                    FORM OF

                           EXCHANGE AGENT AGREEMENT


The First National Bank of Chicago
One First National Plaza - Suite 0126
Chicago, Illinois  60670

Ladies and Gentlemen:

          First Hawaiian Capital I, a Delaware statutory business trust (the "Trust"), and First Hawaiian, Inc., a Delaware corporation, as Depositor (the "Corporation"), propose to make an offer (the "Exchange Offer") to exchange an aggregate liquidation amount of the Trust's 8.343% Capital Securities, Series A (the "Old Capital Securities") for a like aggregate liquidation amount of the Trust's 8.343% Capital Securities, Series B (the "New Capital Securities"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated ___________, 1997 (as the same may be amended or supplemented from time to time, the "Prospectus"), proposed to be distributed to all record holders of the Old Capital Securities. The Old Capital Securities and the New Capital Securities are collectively referred to herein as the "Capital Securities".

          Each of the Corporation and the Trust hereby appoints The First National Bank of Chicago to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to The First National Bank of Chicago.

          The Exchange Offer is expected to be commenced by the Corporation and the Trust on or about __________, 1997. The Letter of Transmittal accompanying the Prospectus is to be used by the holders of the Old Capital Securities to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Old Capital Securities tendered in connection therewith.

          The Exchange Offer shall expire at 5:00 P.M., New York City time, on _______, 1997 unless the Exchange Offer is extended by the Trust (the "Expiration Date"). Any delay in acceptance, extension, termination, or amendment of the Exchange Offer, will be followed promptly by oral or written notice thereof to the Exchange Agent and by making a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

          The Trust expressly reserves the right to amend or terminate the Exchange Offer, and the right not to accept for exchange any Old Capital Securities not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer -- Conditions to the Exchange Offer."

          In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

          1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

          2. You will establish an account with respect to the Old Capital Securities at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Capital Securities by causing the Book-Entry Transfer Facility to transfer such Old Capital Securities into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

          3. You are to examine each of the Letters of Transmittal and certificates for Old Capital Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Old Capital Securities to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the Old Capital Securities have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Old Capital Securities are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

          4. With the prior approval of any Administrative Trustee of the Trust (such approval, if given orally, to be confirmed in writing) or any other party designated by such Trustee in writing, you are authorized to waive any irregularities in connection with any tender of Old Capital Securities pursuant to the Exchange Offer.

          5. Tenders of Old Capital Securities may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer -- Procedures for Tendering Old Capital Securities", and Old Capital Securities shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

          Notwithstanding the provisions of this paragraph 5, Old Capital Securities which any Trustee of the Trust shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing).

          6. You shall advise the Trust with respect to any Old Capital Securities received subsequent to the Expiration Date and accept the Trust's instructions with respect to disposition of such Old Capital Securities.

          7.  You shall accept tenders:

          (a) in cases where the Old Capital Securities are registered in two or more names, only if signed by all named holders;

          (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity, only when proper evidence of his or her authority so to act is submitted; and

          (c) from persons other than the registered holder of Old Capital Securities provided that customary transfer requirements, including evidence of payment of any applicable transfer taxes, are fulfilled.

          You shall accept partial tenders of Old Capital Securities where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Capital Securities to the transfer agent for split-up and return any untendered Old Capital Securities to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

          8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, an Administrative Trustee, on behalf of the Trust, will notify you (such notice if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Capital Securities properly tendered, and you, on behalf of the Trust, will exchange such Old Capital Securities for New Capital Securities and cause such Old Capital Securities to be cancelled. Delivery of New Capital Securities will be made on behalf of the Trust by you at the rate of $1,000 principal amount of New Capital Securities for each $1,000 principal amount of Old Capital Securities tendered promptly after notice (such notice, if given orally, to be confirmed in writing) of acceptance of said Old Capital Securities by the Trust; provided, however, that in all cases, Old Capital Securities tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Capital Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents. You shall issue New Capital Securities only in denominations of $1,000 or any integral multiple thereof.

          9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Capital Securities tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

          10. The Trust shall not be required to exchange any Old Capital Securities tendered if any of the conditions set forth in the Exchange Offer are not met.

          11. If, pursuant to the Exchange Offer, the Trust does not accept for exchange all or part of the Old Capital Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer -- Conditions to the Exchange Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Capital Securities (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

          12. All certificates for reissued Old Capital Securities, unaccepted Old Capital Securities or for New Capital Securities shall be forwarded by (a) first-class certified mail, return receipt requested under a blanket surety bond protecting you and the Trust from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) by registered mail insured separately for the replacement value of each of such certificates.

          13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

          14.  As Exchange Agent hereunder you:

          (a) shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing by you and the Trust;

          (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Old Capital Securities represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

          (c) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

          (d) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you in good faith to be genuine and to have been signed by the proper party or parties;

          (e) may act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith reasonably believe to be genuine or to have been signed or presented by a proper person or persons;

          (f) may rely on and shall be protected in acting upon written or oral instructions from any officer of the Trust;

          (g) may consult with your counsel with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

          (h) shall not advise any person tendering Old Capital Securities pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Capital Securities.

          15. You shall take such action as may from time to time be requested by the Trust or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery (as defined in the Prospectus) or such other forms as may be approved from time to time by the Trust, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Trust will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the First Hawaiian Capital I, 999 Bishop Street, Honolulu, Hawaii 96813, telephone number (808) 525-7000.

          16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to the Trust and such person or persons as it may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested) up to and including the Expiration Date, as to the number of Old Capital Securities which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Trust or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Trust and such person as the Trust may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Trust shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Capital Securities tendered, the aggregate principal amount of Old Capital Securities accepted and deliver said list to the Trust.

          17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Trust or destroying and providing the Trust with written certification as to their destruction.

          18. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Trust, the Corporation or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

          19. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on Schedule I attached hereto.

          20. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the

Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

          21. The Corporation covenants and agrees to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any loss, liability, cost or expense, including reasonable attorneys' fees and expenses, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you in good faith to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Capital Securities reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Capital Securities; provided, however, that the Corporation shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your gross negligence or willful misconduct. In no case shall the Corporation be liable under this indemnity with respect to any claim against you unless the Corporation shall be notified by you, by letter or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action. The Corporation shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Corporation so elects, the Corporation shall assume the defense of any suit brought to enforce any such claim. In the event that the Corporation shall assume the defense of any such suit, the Corporation shall not be liable for the fees and expenses of any additional counsel thereafter retained by you so long as the Corporation shall retain counsel reasonably satisfactory to you to defend such suit.

          22. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service.

          23. You shall deliver or cause to be delivered, in a timely manner, to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Capital Securities, your check in the amount of all transfer taxes so payable, and the Corporation shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Old Capital Securities; provided, however, that you shall reimburse the Corporation for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

          24. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

          25. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          26. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          27. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

          28. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth in the Prospectus, in the case of the Company and the Trust, and set forth below in the case of the Exchange Agent:

          If to the Exchange Agent:

               The First National Bank of Chicago
               One First National Plaza - Suite 0126
               Chicago, Illinois  60670-0126

               Facsimile: (312) 407-1708
               Attention: Lawrence Dillard

          29. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 17, 19, 21 and 23 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Trust any certificates for Capital Securities, funds or property then held by you as Exchange Agent under this Agreement.

          30. This Agreement shall be binding and effective as of the date hereof.

          Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                           FIRST HAWAIIAN CAPITAL I


                                           By:
                                              ------------------------------
                                              Name:
                                              Title: Administrative Trustee


                                           FIRST HAWAIIAN, INC.



                                           By:
                                              ------------------------------
                                              Name:
                                              Title:



Accepted as the date
first above written:

THE FIRST NATIONAL BANK OF CHICAGO, as Exchange Agent


By:
   -------------------------
   Name:
   Title:

                                  SCHEDULE I

                                     FEES